DOANE PET CARE REPORTS FISCAL 2006 FIRST QUARTER RESULTS
Nashville, Tennessee, May 16, 2006 — Doane Pet Care Company (the “Company”) today reported net sales and earnings results for its fiscal 2006 first quarter.
Quarterly Results
For the first quarter of fiscal 2006, the Company’s net sales were $237.7 million compared to $267.1 million for the first quarter of fiscal 2005, a decrease of 11.0%. The decrease in net sales was primarily due to the expected lower domestic sales volumes consistent with previous announcements regarding the timing of promotional activity and the discontinuation of domestic non-manufactured product distribution services. In addition, a weak U.S. dollar in the 2005 first quarter compared to a stronger U.S. dollar in the current quarter negatively impacted the Company’s European net sales.
The Company’s income from operations was $6.8 million in the 2006 period compared to $26.9 million in the 2005 period, which reflected the expected lower domestic sales volumes, and the impact of higher commodity and energy costs prior to a domestic price increase implemented towards the end of the first quarter. The Company’s results in Europe were negatively impacted by unexpected lower wet pet food sales volumes and resulting under-absorption of the high fixed costs associated with wet pet food manufacturing, despite an increase in dry pet food sales volumes. To a lesser extent, the Company’s European operations were negatively impacted by the stronger U.S. dollar. The Company’s income from operations in the current period was impacted by a $3.5 million unfavorable change in the fair value of the Company’s derivative instruments and increased depreciation and amortization expense of $3.2 million primarily for the fair value adjustments to property, plant and equipment and intangible assets recognized in the Ontario Teachers’ Pension Plan Board Acquisition. Income from operations in the first quarter of 2006 was further impacted by $0.5 million of non-cash stock-based compensation expense recorded for the first time in connection with the adoption of SFAS 123R. In addition, income from operations in the 2005 first quarter was higher than the current quarter as a result of $3.5 million of other operating income primarily from favorable litigation settlements.
The Company reported a net loss of $5.4 million for its fiscal 2006 first quarter compared to net income of $7.2 million for its fiscal 2005 first quarter, which reflected reduced income from operations, moderated by a $6.7 million decrease in net interest expense primarily due to the Teachers’ Acquisition and related financing transactions, including the redemption of the Company’s outstanding 14.25% senior preferred stock and amortization of the premium on its 10 3/4 % senior notes.
Adjusted EBITDA was $22.0 million for the 2006 first quarter compared to $31.1 million for the 2005 first quarter primarily due to the lower domestic sales volumes, lower European wet sales volumes, and the higher commodity and energy costs mentioned above.
Net cash provided by operating activities was $0.2 million for the 2006 first quarter compared to $4.6 million for the 2005 first quarter resulting from lower earnings partially offset by changes in working capital.
The Company believes cash flows from operating activities is the most directly comparable GAAP financial measure to the non-GAAP Adjusted EBITDA liquidity measure typically reported in its earnings releases. The calculation of Adjusted EBITDA is explained below in the section titled “Adjusted EBITDA Supplemental Information.”
Subsequent Event
On April 26, 2006, the Company announced that Mars, Incorporated (“Mars”) had entered into an agreement to acquire the Company’s parent corporation, Doane Pet Care Enterprises, Inc. (the “Mars Acquisition”). The Mars Acquisition will not include the Company’s European business, which is being sold to a third party. Closing of the transaction is subject to certain conditions, including receipt of required regulatory approvals, and is expected to be completed within the next several months. For further information concerning the Mars Acquisition, please refer to the Company’s 2006 first quarter Report on Form 10-Q.
Comments and Outlook
Doug Cahill, the Company’s President and CEO, said, “As we cautioned at year end, our 2006 first quarter results were impacted by higher energy costs, which affected our packaging, freight and other manufacturing costs, as well as lower than planned domestic sales volumes due to the timing of promotional activity. We implemented price increases late in the first quarter and have begun to see the resulting benefit of these actions in the 2006 second quarter.”
Note to Financial Statements and Supplemental Data Presentations
On October 24, 2005, Ontario Teachers’ Pension Plan Board acquired beneficial ownership of substantially all of the outstanding capital stock of the Company’s parent, Doane Pet Care Enterprises, Inc. The Company’s consolidated financial statements report periods up to and including October 23, 2005 as the predecessor periods, and periods subsequent to October 23, 2005 as the successor periods.
Adjusted EBITDA Supplemental Information
Adjusted EBITDA is a non-GAAP liquidity measure presented in this press release as a supplemental disclosure to cash flows from operating activities. Management believes that Adjusted EBITDA is a useful presentation to investors in addition to GAAP cash flows from operating activities because of the significant impact working capital fluctuations can have on reported cash flows from operating activities. Management also believes Adjusted EBITDA is an analytical indicator of cash generated for purposes of assessing the Company’s ability to service its debt and fund capital expenditures. In addition, management believes that Adjusted EBITDA is of interest to the Company’s investors and lenders because it is the basis for the calculation of the financial covenant tests under the Company’s senior credit facility. The Company’s management uses Adjusted EBITDA to evaluate its business, to allocate resources and capital and to measure performance for incentive compensation purposes.
However, Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments and other charges, and to a lesser extent, income tax payments, which are not reflected in Adjusted EBITDA. The Company defines Adjusted EBITDA as cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 gains and losses, SFAS 123R non-cash stock-based compensation expense, as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.
A reconciliation of Adjusted EBITDA to GAAP net income (loss) and GAAP cash flows from operating activities is included as a table below.
Forward-Looking Statements
All statements in this press release other than statements of historical facts, including those comments made in the section above titled “Comments and Outlook” regarding the impact of the first quarter price increases, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: reliance on a few customers for a large portion of the Company’s sales and its ability to maintain relationships with these customers; the Company’s exposure to, and ability to manage, its market risks relating to commodity, oil and natural gas prices, interest rates and foreign currency exchange rates; changes in demand for the Company’s products; future capital expenditures and the Company’s ability to finance these capital expenditures; the Company’s ability to make required principal and interest payments on its senior credit facility and other indebtedness and to comply with the financial covenants under its debt agreements; the Company’s business strategies and other plans and objectives for future operations; general economic and business conditions and changes in market trends; business opportunities that may be presented to and pursued by the Company from time to time; risks related to the Company’s international operations; risks related to product liability claims and product recalls; the outcome of any legal proceedings in which the Company or any of its subsidiaries may be a party; consummation of the Mars Acquisition, and related transactions, in accordance with the terms of the Merger Agreement and any other relevant agreements; the impact of existing and new accounting pronouncements; and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2006 Annual Report on Form 10-K. The Company undertakes no obligation to update or revise the forward-looking statements for any new information, future events or otherwise. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.
About the Company
Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of store brand pet food and the second largest manufacturer of dry pet food overall in the United States. The Company is also a leading manufacturer of store brand pet food in Europe. The Company sells to approximately 650 customers around the world and serves many of the top pet food retailers in North America and Europe. The Company offers its customers a full range of pet food products for dogs and cats, including dry, wet, soft-dry, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, no information contained therein shall be deemed to be a part of this press release.
CONTACT: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)

	Successor	Predecessor
	First	First
	Quarter	Quarter
	2006	2005
Net sales	$237.7	$267.1
Cost of goods sold	201.0	215.0

Gross profit	36.7	52.1
% of net sales	15.4%	19.5%
Operating expenses:
Promotion and distribution	13.3	14.4
Selling, general and administrative	12.9	13.1
Amortization	3.1	1.2
Other operating expenses (income), net	0.6	(3.5)

Income from operations	6.8	26.9
Interest expense, net	12.0	18.7
Other income, net	—	(0.3)

Income (loss) before income taxes	(5.2)	8.5
Income tax expense	0.2	1.3

Net income (loss)	$(5.4)	$7.2

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, except Share Amounts)

	Successor End of
	First Quarter
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$11.3	$8.2
Accounts receivable, net	93.6	105.1
Inventories	73.4	65.2
Deferred tax assets	5.4	5.4
Prepaid expenses and other current assets	10.1	8.7

Total current assets	193.8	192.6
Property, plant and equipment, net	280.2	285.0
Intangible assets, net	286.3	287.4
Goodwill	324.9	321.1
Other assets	21.6	23.2

Total assets	$1,106.8	$1,109.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3.2	$3.2
Accounts payable	77.2	80.0
Accrued liabilities	54.1	56.7

Total current liabilities	134.5	139.9
Long-term debt, excluding current maturities	560.5	561.1
Deferred tax liabilities	100.0	98.8
Other long-term liabilities	10.6	8.2

Total liabilities	805.6	808.0

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $.01 par value; 2,000 shares authorized; 1,001 shares issued and outstanding	—	—
Class B common stock, $.01 par value; 100 shares authorized; 71.32 shares issued and outstanding	—	—
Additional paid-in-capital	303.5	303.1
Accumulated other comprehensive income (loss)	3.9	(1.0)
Accumulated deficit	(6.2)	(0.8)

Total stockholders’ equity	301.2	301.3

Total liabilities and stockholders’ equity	$1,106.8	$1,109.3

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Successor	Predecessor
	First	First
	Quarter	Quarter
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(5.4)	$7.2
Items not requiring (providing) cash:
Depreciation	10.1	8.8
Amortization	3.1	1.2
Non-cash interest expense (income), net	(0.8)	5.5
Deferred tax expense	1.1	1.0
Equity in joint ventures	(0.2)	(0.3)
Non-cash stock-based compensation expense	0.5	—
Changes in current assets and liabilities	(8.2)	(18.8)

Net cash provided by operating activities	0.2	4.6

Cash flows from investing activities:
Capital expenditures	(3.3)	(4.5)
Acquisition of business, including cash acquired	3.7	—
Other, net	(0.5)	(0.6)

Net cash used in investing activities	(0.1)	(5.1)

Cash flows from financing activities:
Change in book overdraft	4.2	—
Repayments on long-term debt	(0.8)	(0.9)
Other	(0.5)	—

Net cash provided by (used in) financing activities	2.9	(0.9)
Effect of exchange rate changes on cash and cash equivalents	0.1	0.2

Increase (decrease) in cash and cash equivalents	3.1	(1.2)
Cash and cash equivalents, beginning of period	8.2	28.8

Cash and cash equivalents, end of period	$11.3	$27.6

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA
RECONCILIATION OF NET INCOME (LOSS) LOSS TO ADJUSTED EBITDA AND
CASH FLOWS FROM OPERATIONS
(Dollars in Millions)

	Successor	Predecessor
	First	First
	Quarter	Quarter
	2006	2005
Net income (loss)	$(5.4)	$7.2
Adjustments to net income (loss):
Interest expense, net	12.0	18.7
Income tax expense	0.2	1.3
Depreciation	10.1	8.8
Amortization	3.1	1.2
SFAS 133 (gain) loss	0.9	(2.6)
Non-cash stock-based compensation expense	0.5	—
Other operating expenses (income), net	0.6	(3.5)
Adjusted EBITDA	22.0	31.1
Changes in current assets and liabilities	(8.2)	(18.8)
Adjustments to net income (loss) which are changes in current assets and liabilities:
Change in interest payable	1.6	2.2
Change in income taxes payable	0.9	—
SFAS 133 gain (loss)	(0.9)	2.6
Other operating income, net	0.4	—
Adjustments to net income (loss) which (require) provide cash:
Interest paid	(14.4)	(15.4)
Income taxes paid	—	(0.3)
Other operating expenses (income) received (paid), net	(1.0)	3.5
Equity in joint ventures	(0.2)	(0.3)
Net cash provided by operating activities	$0.2	$4.6
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